Issuer Free Writing Prospectus filed pursuant to Rule 433
supplementing the Preliminary Prospectus
Supplement dated February 9, 2007
Registration No. 333-140537
February [15], 2007

Rite Aid Corporation

$300,000,000 [•] Senior Secured Notes due 2017
$500,000,000 [•]% Senior Notes due 2015

This Free Writing Prospectus is qualified in its entirety by reference to the Preliminary Prospectus Supplement, dated February 9, 2007, and the Registration Statement on Form S-3, filed February 9, 2007.  The information in this Free Writing Prospectus supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information therein.  Capitalized terms used but not defined in this Free Writing Prospectus have the meanings assigned to them in the Preliminary Prospectus Supplement.

Issuer:	Rite Aid Corporation

Principal Amount:	$300,000,000 of [•]% Senior Secured Notes due 2017 $500,000,000 of [•]% Senior Notes due 2015

Title of Securities	[•]% Senior Secured Notes due 2017 [•]% Senior Notes due 2015

Final Maturity Date:	Senior Secured Notes: February 15, 2017 Senior Notes: February 15, 2015

Public Offering Price:	Senior Secured Notes: 100% or $300,000,000 Senior Notes: 100% or $500,000,000

Underwriters’ Discount:	Senior Secured Notes: [•]% or $[•] Senior Notes: [•]% or $[•]

Net Proceeds to issuer, Before Expenses:	Senior Secured Notes: [•]% or [•] Senior Notes: [•]% or $[•]

Net Proceeds to issuer, After Expenses:	$[•] in the aggregate

Coupon:	Senior Secured Notes: [•]% Senior Notes: [•]%

Yield:	Senior Secured Notes: [•]% Senior Notes: [•]%

Interest Payment Dates:	February 15 and August 15

Record Dates for Interest Payments:	February 1 and August 1

First Interest Payment Date:	August 15, 2007

Optional Redemption:	At any time prior to February 12, 2012, the Issuer may redeem all or part of the Senior Secured Notes, and at any time prior to February 15, 2011, the Issuer may redeem all or part of the Senior Notes, in each case upon not less than 30 nor more than 60 days’ prior notice, at a price equal to 100% of the principal amount of the Notes so redeemed, plus accrued and unpaid interest thereon (if any) to the redemption date and a “make-whole premium.”

Beginning on February 15, 2012, the Issuer may redeem all or part of the Senior Secured Notes, upon not less than 30 nor more than 60 days’ prior notice, at the redemption prices set forth below (expressed as a percentage of principal amount), plus accrued and unpaid interest thereon (if any) to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve months beginning February 15, of the years indicated below:

	Year	Redemption Price
	2012	[•]%
	2013	[•]%
	2014	[•]%
	2015 and thereafter	100.0%

Beginning on February 15, 2011, the Issuer may redeem all or part of the Senior Notes, upon not less than 30 nor more than 60 days’ prior notice, at the redemption prices set forth below (expressed as a percentage of principal amount), plus accrued and unpaid interest thereon (if any) to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve months beginning February 15, of the years indicated below:

	Year	Redemption Price
	2011	[•]%
	2012	[•]%
	2013	[•]%
	2014 and thereafter	100.0%

Optional Redemption with Public Equity Proceeds:

At any time and from time to time on or prior to February 15, 2010, the Issuer may redeem up to 35% of the original aggregate principal amount of the Senior Secured Notes and the Senior Notes, respectively, with the net cash proceeds of one or more equity offerings, at a redemption price equal to [•]% and [•]%, respectively, of the principal amount of the Notes so redeemed, plus accrued and unpaid interest thereon (if any) to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the original aggregate principal amount of the applicable series of Notes remains issued and outstanding. Any such redemption shall be made within 75 days of such private placement or public offering upon not less than 30 nor more than 60 days’ prior notice.

Trade Date:	February [15], 2007

Settlement Date:	February [21], 2007

Form of Offering:	SEC Registered (Registration Statement No: 333-140537

Sole Book-Running Manager:	Citigroup Global Markets Inc.

Co-Managers:	Wachovia Capital Markets, LLC and Barclays Capital Inc.

Allocation:	Aggregate Principal Amount of Senior Secured Notes to be Purchased	Aggregate Principal Amount of Senior Notes to be Purchased
Citigroup Global Markets Inc.	$	$
Wachovia Capital Markets, LLC
Barclays Capital Inc.
	$	$

Cusip:	Senior Secured Notes: [•] Senior Notes: [•]

ISIN:	Senior Secured Notes: [•] Senior Notes: [•]

Listing:	None

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-248-3580.